EXHIBIT 99.1

FINANCIAL STATEMENTS OF BUSINESS ACQUIRED

EL PASO ARUBA REFINING BUSINESS
Report of Independent Auditors
Combined Balance Sheets as of December 31, 2003 and 2002
Combined Statements of Income and Owner’s Net Investment for the Years Ended December 31, 2003, 2002 and 2001
Combined Statements of Cash Flows for the Years Ended December 31, 2003, 2002 and 2001
Notes to Combined Financial Statements

Report of Independent Auditors

To the Owners of the El Paso Aruba Refining Business:

In our opinion, the accompanying combined balance sheets and the related combined statements of income and owner’s net investment, and cash flows present fairly, in all material respects, the financial position of the El Paso Aruba Refining Business of El Paso Merchant Energy Petroleum Company (collectively, the “Business”) at December 31, 2003 and 2002, and the results of their combined operations and their combined cash flows for each of the three years in the period ended December 31, 2003 in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Business’s management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States of America, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

As discussed in Note 2 to the combined financial statements, in 2002 the Business adopted EITF Issue No. 02-3, Accounting for Contracts Involved in Energy Trading and Risk Management Activities, Consensus 1 and 2.

/s/ PricewaterhouseCoopers LLP

Houston, Texas

May 5, 2004

El Paso Aruba Refining Business
Combined Balance Sheets
December 31, 2003 and 2002

(in thousands of dollars)	2003	2002

Assets
Current assets
Cash and cash equivalents	$14,957	$6,646
Restricted cash	40,000	—
Accounts receivable
Trade, net of allowance of $164 in 2003 and $285 in 2002	67,307	38,597
Affiliates	25,580	107,092
Notes receivable from affiliates	2,511	13,875
Inventory	156,757	248,466
Insurance receivable	66,503	—
Other current assets	1,633	4,795

Total current assets	375,248	419,471
Property, plant and equipment, net	1,343,715	910,592
Insurance receivable	—	48,898
Deferred major maintenance	116,993	75,002
Other noncurrent assets	9,555	—

Total assets	$1,845,511	$1,453,963

Liabilities and Owner’s Net Investment
Current liabilities
Accounts payable
Trade	$148,455	$74,342
Affiliates	105,771	77,219
Liabilities from price risk management activities — affiliates	4,386	2,222
Notes payable to affiliates	661,823	94,895
Accrued legal liabilities	8,738	9,075
Other current liabilities	13,603	4,070

Total current liabilities	942,776	261,823
Other liabilities	6,152	—
Notes payable to affiliates	—	512,923
Long-term financing obligations	373,629	—

Commitments and contingencies

Owner’s net investment	522,954	679,217

Total liabilities and owner’s net investment	$1,845,511	$1,453,963

The accompanying notes are an integral part of these combined financial statements.

El Paso Aruba Refining Business
Combined Statements of Income and Owner’s Net Investment
Years Ended December 31, 2003, 2002 and 2001

(in thousands of dollars)	2003	2002	2001

Operating revenues	$1,983,862	$1,430,844	$1,689,550
Business interruption insurance income	46,000	—	57,000

Cost of products sold	1,774,357	1,331,576	1,483,678
Operation and maintenance	297,109	228,154	180,767
Depreciation expense	28,427	24,922	25,036
Impairment charge	52,725	—	—
Net gain on involuntary conversion of damaged property	—	(46,061)	(39,500)

Operating income (loss)	(122,756)	(107,747)	96,569
Other (expense) income
Interest expense
Affiliates	(17,294)	(14,092)	(18,193)
Nonaffiliates	(13,342)	—	—
Interest income
Affiliates	201	359	464
Nonaffiliates	300	15	63
Other	(2,068)	656	516

Income (loss) before income taxes	(154,959)	(120,809)	79,419
Income taxes	1,304	2,858	2,371

Net income (loss)	(156,263)	(123,667)	77,048
Owner’s net investment — beginning of year	679,217	802,884	725,836

Owner’s net investment — end of year	$522,954	$679,217	$802,884

The accompanying notes are an integral part of these combined financial statements.

El Paso Aruba Refining Business
Combined Statements of Cash Flows
Years Ended December 31, 2003, 2002 and 2001

(in thousands of dollars)	2003	2002	2001

Cash flows from operating activities
Net income (loss)	$(156,263)	$(123,667)	$77,048
Adjustments to reconcile net income (loss) to net cash from operations
Depreciation expense	28,427	24,922	25,036
Impairment charge	52,725	—	—
Business interruption insurance income	(46,000)	—	—
Net gain on involuntary conversion of damaged property	—	(46,061)	(39,500)
Asset and liability changes, net of noncash transactions
Accounts receivable	(28,710)	(26,899)	34,117
Accounts receivable from affiliates	81,512	63,595	94,248
Inventory	91,709	(45,219)	30,564
Deferred major maintenance	(41,991)	(24,140)	(244)
Other current assets	3,162	13,213	(323)
Other noncurrent assets	(9,555)	—	—
Accounts payable	74,113	24,174	(48,372)
Accounts payable to affiliates	28,552	31,010	(99,943)
Price risk management activities	2,164	2,222	25,163
Accrued legal liabilities	(337)	9,075	—
Other current liabilities	9,533	(5,121)	(1,294)
Other noncurrent liabilities	6,152	—	—

Net cash provided by (used in) operating activities	95,193	(102,896)	96,500

Cash flows from investing activities
Capital expenditures, net of property insurance proceeds	(112,251)	(165,935)	(120,398)
Net change in notes receivable	11,364	(8,906)	1,266
Deposits into restricted cash	(40,000)	—	—

Net cash used in investing activities	(140,887)	(174,841)	(119,132)

Cash flows from financing activities
Net change in notes payable to affiliates	54,005	270,196	26,780

Net cash provided by financing activities	54,005	270,196	26,780

Increase (decrease) in cash and cash equivalents	8,311	(7,541)	4,148
Cash and cash equivalents
Beginning of period	6,646	14,187	10,039

End of period	$14,957	$6,646	$14,187

The accompanying notes are an integral part of these combined financial statements.

El Paso Aruba Refining Business
Notes to Combined Financial Statements
December 31, 2003 and 2002

1.	Organization and Nature of Business

These financial statements present the combined financial statements of the El Paso Aruba Refining Company, Coastal Aruba Fuels Company, Coastal Aruba Maintenance/Operations Company, Coastal Coker Corporation Aruba, Bonaire Fuels Company and the 1994 Aruba Coker Trust, which are limited liability companies incorporated in Aruba. The combined financial statements exclude the accounts of certain subsidiaries and equity investments of El Paso Aruba Refining Company that do not relate to the Aruba refinery operations. The combined entities are referred to as the “Business.” As of December 31, 2003, these entities were wholly owned by El Paso CGP Company (“ECGP”), which is a wholly owned subsidiary of the El Paso Corporation (“El Paso”). In March 2004, the Business was sold to Valero Energy Corporation.

The Business owns a refinery in Aruba with an estimated production capacity of 280,000 barrels of refined products per day. The refinery was constructed on land that is leased from the government of Aruba under a long-term contract (the “Aruba Refining Agreement”). This plant is engaged in the refining of crude oil into naphtha, jet fuel, diesel and vacuum gas oil and the marketing of those refined products. Prior to 2003, the customers of the Business consisted primarily of subsidiaries of El Paso that marketed the refined products to end users and customers. In 2003, the Business entered into a product offtake agreement with a third party customer (Note 2).

2.	Significant Accounting Policies

Basis of Presentation
The accompanying financial statements have been prepared from the historical accounting records of the combined companies and present the historical operations applicable to the Business. In this context, no direct owner relationship existed among all of these businesses. Accordingly, the net investment in these businesses (owner’s net investment) is shown in lieu of owner’s equity in the financial statements.

The financial statements are prepared on the accrual basis of accounting in conformity with accounting principles generally accepted in the United States of America. All significant intercompany accounts and transactions within the combined companies have been eliminated. Prior periods include reclassifications that were made to conform to the current year presentation. Those reclassifications have no impact on reported net income or owner’s net investment.

Use of Estimates
The preparation of these combined financial statements requires the use of estimates and assumptions that affect the amounts the Business reports as assets, liabilities, revenues and expenses and the disclosures in these combined financial statements. While management believes these estimates are appropriate, actual results can, and often do, differ from those estimates.

These combined financial statements include costs for facilities, functions, and services used by the Business, including those performed by centralized organizations of El Paso and directly charged to the Business based on formulas (see Note 10 for discussion of the amounts and manner of allocation). All of the allocations and estimates in these combined financial statements are based on assumptions that management believes are reasonable under the circumstances. However, these allocations and estimates are not necessarily indicative of the costs and expenses that would have resulted if the Business had been operated as a separate entity.

El Paso Aruba Refining Business
Notes to Combined Financial Statements
December 31, 2003 and 2002

Cash and Cash Equivalents
The Business considers all highly liquid investments with original maturities of three months or less to be cash equivalents.

Restricted Cash
At December 31, 2003, the Business held restricted cash, which was comprised of deposits required under a credit facility that provides letters of credit. The letters of credit are used in connection with the purchase of crude inventory.

Allowance for Doubtful Accounts
The Business establishes provisions for losses on accounts receivable if it determines that it will not collect all or part of the outstanding balance. The Business regularly reviews its receivables and adjusts its allowance, as necessary, using the specific identification method.

Concentration of Credit Risk
In April of 2003, the Business entered into a product offtake agreement with Vitol S.A., Inc. (“Vitol”) for the sale of a number of the products produced at the Aruba refinery. As a result of the contract, Vitol became the single largest customer of the Aruba refinery, purchasing approximately 75% of the products produced at that plant. The agreement was for one year with two one-year extensions at Vitol’s option. The Business terminated the agreement when the refinery was sold in March 2004.

Inventory
Inventory consists of refined products, crude oil and materials and supplies. The Business uses the average cost method to account for inventory. Inventory is stated at the lower of its cost or market value.

Property, Plant and Equipment
The Business records its property, plant and equipment at its original cost of construction or upon acquisition at the fair value of the assets acquired. The Business capitalizes direct costs, such as labor and materials, and indirect costs attributable to the asset construction, such as overhead and interest. The Business capitalizes major units of property replacements or improvements and expenses minor items. Depreciation of property, plant and equipment is recorded on a straight-line basis over the estimated useful lives of the properties, which range from 5 to 30 years with an estimated 10% salvage value.

Planned Major Maintenance
Repair and maintenance costs are generally expensed as incurred, unless they are associated with planned major maintenance activities or they improve the operating efficiency or extend the useful life of an asset. The costs for planned major maintenance activities are deferred at the time maintenance occurs and amortized to operation and maintenance expense in a systematic and rational manner over the estimated period extending to the next planned major maintenance activity. At December 31, 2003 and 2002, deferred costs associated with major maintenance activities were $117.0 million and $75.0 million, respectively.

El Paso Aruba Refining Business
Notes to Combined Financial Statements
December 31, 2003 and 2002

Revenue Recognition
The Business primarily derives revenues from the physical sales of refined products. Revenues, including affiliate sales, are recognized based on the volumes delivered and the contracted or market price and are recognized at the time the product is delivered to the delivery point specified by the contract.

Price Risk Management Activities
The Business buys crude oil and sells refined products as part of its operations and uses derivative instruments to mitigate refined products and crude oil price fluctuations. The Business’s trading activities are managed by El Paso Merchant Energy (“EPME”), a wholly owned subsidiary of El Paso. EPME serves as the counterparty for derivative transactions. The derivative instruments used are normally for a short duration and are accounted for at their fair value under SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities. The best indication of fair value is quoted market prices. These derivatives are reflected in the balance sheet as assets or liabilities from price risk management activities – affiliates. Changes in fair value of the derivatives and the income or loss recognized upon settlement of the derivatives are reported in income.

During 2002, the Business implemented the provisions of EITF Issue No. 02-3, Issues Related to Accounting for Contracts Involved in Energy Trading and Risk Management Activities. As a result of the adoption of EITF Issue No. 02-3, revenues and costs associated with price risk management activities are shown net in the income statement whether or not they are physically settled.

The Business reflects its open derivative positions net in the balance sheet, due to the fact that its price risk management activities are with one counterparty and the Business has the right of offset on these positions. The open derivative positions at December 31, 2003, consisted of forward sales of approximately 105,000 barrels of crude oil, 125,000 barrels of heating oil and 150,000 barrels of gasoline. All of the open positions expired in February 2004.

Income Taxes
Income taxes are based on the Business’s taxable income along with a provision for deferred income taxes. Deferred income taxes reflect the estimated future tax consequences of differences between the financial statement and tax bases of assets and liabilities and carryovers at each year end. Tax credits are accounted for under the flow-through method, which reduces the provision for income taxes in the year the tax credits first become available. Deferred tax assets are reduced by a valuation allowance when, based on management’s estimates, it is more likely than not that a portion of those assets will not be realized in a future period. The estimates utilized in the recognition of deferred tax assets are subject to revision, either up or down, in future periods based on new facts or circumstances.

The Business is incorporated in Aruba and is not subject to United States income taxes. Accordingly, the Business has not reflected any taxes that would have been recorded by El Paso on its consolidated United States income tax return.

El Paso Aruba Refining Business
Notes to Combined Financial Statements
December 31, 2003 and 2002

Environmental Costs and Other Contingencies
The Business records liabilities when its environmental assessments indicate that remediation efforts are probable, and the costs can be reasonably estimated. The Business recognizes a current period expense for the liability when clean-up efforts do not benefit future periods. The Business capitalizes costs that benefit more than one accounting period. Estimates of the Business’s liabilities are based on currently available facts, existing technology and presently enacted laws and regulations taking into consideration the likely effects of inflation and other societal and economic factors, and include estimates of associated legal costs. The amounts also consider prior experience in remediating contaminated sites, other companies’ clean-up experience and data released by the EPA or other organizations. The estimates are subject to revision in future periods based on actual costs or new circumstances. The Business evaluates recoveries from insurance coverage or government sponsored programs separately from its liability and when recovery is assured, the Business records and reports an asset separately from the associated liability in these combined financial statements.

The Business recognizes liabilities for other contingencies when the Business has exposure that, when fully analyzed, indicates it is both probable that an asset has been impaired or that a liability has been incurred and the amount of impairment or loss can be reasonably estimated. Funds spent to remedy these contingencies are charged against the accrued liability, if one exists, or expensed if no liability was previously established. When a range of probable loss can be estimated, the Business accrues the most likely amount or at least the minimum within the range of probable losses.

3.	Inventory

Inventory consisted of the following at December 31:

(in thousands of dollars)	2003	2002

Refined products, crude oil and chemicals	$128,994	$223,505
Materials and supplies	27,763	24,961

	$156,757	$248,466

In 2003, $3.0 million of material and supplies inventory was determined to be obsolete and written off. The expense is included in operation and maintenance in the combined statement of income.

El Paso Aruba Refining Business
Notes to Combined Financial Statements
December 31, 2003 and 2002

4.	Property, Plant and Equipment

The following reflects the carrying value of property, plant and equipment as of December 31:

(in thousands of dollars)	2003	2002

Refinery facilities and equipment	$1,125,559	$744,750
Construction in progress	468,735	335,269

	1,594,294	1,080,019
Less: Accumulated depreciation	250,579	169,427

	$1,343,715	$910,592

5.	Net Gain on Involuntary Conversion of Damaged Property and Business Interruption Insurance

In 2001, the Aruba refinery suffered fire damage on its visbreaker unit. The Business maintains business interruption and property damage insurance related to the facility. In 2001, the Business recorded income of $57.0 million related to business interruption insurance and recorded an additional recovery of $46.0 million in 2003. The Business received the $46.0 million business interruption insurance proceeds in February 2004. In 2002, the Business also reported a gain based on the involuntary conversion of damaged property of $46.1 million, and in 2001 reported a gain of $39.5 million (net of an approximate $37.0 million from the write-off of the damaged property).

6.	Financial Instruments

The following table presents the carrying amounts and estimated fair values of the Business’s financial instruments as of December 31:

	2003		2002
	Carrying	Fair	Carrying	Fair
(in thousands of dollars)	Amount	Value	Amount	Value
Long-term financing obligations	$373,629	$373,629	$—	$—
Notes payable to affiliates	661,823	661,823	607,818	607,818
Liabilities from price risk management activities with affiliates	4,386	4,386	2,222	2,222

As of December 31, 2003 and 2002, the carrying amounts of cash and cash equivalents and trade receivables and payables represent fair value because of the short-term nature of these instruments. The fair value of long-term financing obligations and notes payable to affiliates with variable interest rates approximates its carrying value because of the market-based nature of the interest rate. See Note 2 for a discussion of the Business’s methodology of determining the fair value of the derivative instruments used in the Business’s price risk management activities.

El Paso Aruba Refining Business
Notes to Combined Financial Statements
December 31, 2003 and 2002

7.	Consolidation of the Coker Unit

In 1998, the Business entered into a lease arrangement related to its coker unit at the refinery (“the Coker Lease”). Under the Coker Lease, the Business provided residual value guarantees to the lessor. Under these guarantees, the Business could either choose to purchase the asset at the end of the lease term for $370.0 million or the Business could choose to assist in the sale of the leased asset to a third party and make up any shortfall under the residual value guarantees. The residual value guarantee associated with the Coker Lease was approximately $330.0 million (89.9% of the original cost of the leased assets).

In 2003, El Paso amended the Coker Lease to provide a full guarantee to the parties who invested in the lessor and to allow a third party and certain lenders to share in the collateral package that was provided to the banks under El Paso’s revolving credit facility. This guarantee reduced the investors’ risk of loss of their investments, and therefore resulted in the Business controlling the lessor. As a result, the Business consolidated the lessor during 2003, increasing property, plant and equipment by $370.0 million (prior to an impairment charge that was recorded on these assets of $52.7 million at the time of consolidation) and long-term financing obligations by $370 million. Concurrently, the business recognized a loss on impairment of the Coker unit and reduced its reported value by $52.7 million.

In connection with the sale of the Business in 2004, El Paso paid the long-term financing obligation. The payment has been treated as a capital contribution in 2004.

8.	Income Taxes

The Aruba Refining Agreement provides the Business a tax holiday in which the Business is not required to pay tax on any of its activities through 2011. Coastal Aruba Fuels Company is excluded from the tax holiday and is subject to income tax expense. Primarily as a result of the tax holiday, no provisions for deferred income taxes have been reflected in these combined financial statements.

The following table reflects the components of income tax expense included in income for the three years ended December 31:

(in thousands of dollars)	2003	2002	2001

Foreign	$1,304	$2,858	$2,371

El Paso Aruba Refining Business
Notes to Combined Financial Statements
December 31, 2003 and 2002

The Business’s tax expense differs from the amount computed by applying the Aruban statutory income tax rate of 39% for the following reasons for the three years ended December 31:

(in thousands of dollars)	2003	2002	2001

Tax expense (benefit) at the statutory rate of 39%	$(60,434)	$(47,116)	$30,973
Increase (decrease)
Income (loss) not subject to taxes	61,299	49,453	(28,983)
Other	439	521	381

Income tax expense	$1,304	$2,858	$2,371

Effective tax rate	(1)%	(2)%	3%

9.	Credit Facility

In 2003, the Business entered into a $100 million credit facility that provides letters of credit for crude oil shipments. The letter of credit fees, as stated in the agreement, are based on a per barrel charge ranging from $0.06 — $0.12 per barrel shipped determined by the crude acquisition price. As of December 31, 2003, there were $97 million of letters of credit issued under the facility.

The availability of the letters of credit is subject to conditions that include compliance with the financial covenants and ratios required by those agreements, absence of default under the agreements, and continued accuracy of the representations and warranties contained in the agreements. The Business was in compliance with all covenants as of December 31, 2003. The credit facility was terminated when the Business was sold in March 2004.

10.	Related Party Transactions

General and Administrative
Shared service costs for services performed by centralized El Paso functions (such as legal, treasury, employee benefits and environmental services) and general corporate expenses have been allocated to the Business based on headcount, property costs, or some combination thereof. Allocated corporate general and administrative costs in 2003, 2002 and 2001 were $29.0 million, $26.0 million and $25.0 million, respectively. El Paso, through Coastal Aruba Refining Company, maintains a retirement savings and pension plan covering employees of the Business. Participants in the retirement savings plan receive matching contributions in an amount equal to the employee’s contribution up to a maximum of 8%. There is also a pension arrangement for employees through a group annuity contract with a third party insurance provider. Payment of the required contributions are made through regular payroll deductions while the Business makes a premium contribution on behalf of the participant as well. Since the arrangement is insured there is not a pension liability recorded. In addition to providing retirement savings and pension benefits, the Business also provides certain health care benefits to eligible employees and their eligible dependents. During 2003, 2002 and 2001, the costs allocated to the Business for retirement savings, pension and other health benefits were approximately $3.9 million, $1.4 million and $8.0 million. Employer matching contributions under the plan totaled approximately $0.9 million, $0.7 million and $0.6 million for the years ended December 31, 2003, 2002 and 2001. Allocated corporate general and administrative costs, including costs allocated for pension, savings

El Paso Aruba Refining Business
Notes to Combined Financial Statements
December 31, 2003 and 2002

contributions and other health benefits, are reflected in operation and maintenance expense on the combined income statement.

Revenue and Cost of Products Sold
During 2003, 2002 and 2001, sales to El Paso affiliates were $253 million, $1,087 million and $1,276 million, respectively. During 2003, 2002 and 2001, purchases from El Paso affiliates were $255 million, $1,116 million and $1,332 million, respectively. Sales of refined products to and crude oil purchases from El Paso affiliates are transacted at market prices.

Price Risk Management Activities
The Business’ trading activities are managed by EPME which serves as the counterparty for the Business’ derivative transactions.

Interest Income and Expense
The Business participates in El Paso’s cash management program, which balances short-term cash surplus and need requirements of its participating affiliates. Activity under this program is reflected as notes receivable from and notes payable to affiliates. The affiliate interest expense of $17.3 million, $14.1 million and $18.2 million in 2003, 2002 and 2001, respectively, was based on average interest rates of 2.4%, 2.8% and 4.5%, respectively. The interest income of $0.2 million, $0.4 million and $0.5 million in 2003, 2002 and 2001, respectively, was based on average interest rates of 1.8%, 2.5% and 4.2%, respectively. The interest rate used is an intercorporate borrowing rate based upon a federal funds rate. Upon completion of the sale of the Business to Valero Energy Corporation, El Paso converted the affiliate accounts receivable and payable and the affiliate notes receivable and payable balances to equity.

11.	Supplemental Cash Flow Information

The following table sets forth noncash financing and investing activities and other cash flow information for the years ended December 31:

(in thousands of dollars)	2003	2002	2001

Estimated fair value of property, plant and equipment consolidated	$369,965	$—	$—
Notes payable assumed	369,965	—	—
Acquisition of property and equipment utilizing capitalized leases	3,664	—	—
Interest paid (net of amount capitalized)	30,636	14,092	18,196
Income taxes paid	2,731	2,209	2,984

El Paso Aruba Refining Business
Notes to Combined Financial Statements
December 31, 2003 and 2002

12.	Commitments and Contingencies

Operating Leases
At December 31, 2003, the Business had operating leases in effect for the land under the Aruba Refining Agreement. The future minimum lease payments under the Aruba Refining Agreement are as follows:

(in thousands of dollars)

2004	$954
2005	954
2006	1,104
2007	1,104
2008	1,104
Thereafter	38,368

$43,588

Under the Aruba Refining Agreement, the Business is discharged from all environmental liability on the refinery through the establishment of an environmental trust (“the Trust”). The government of Aruba has indemnified the Business for all environmental liabilities prior to 1990. The Business is required to make contributions through 2010 or make cessation payments if the refinery operations are permanently terminated prior to 2010. If the refinery is still in operation after 2010 the contribution cycle is repeated. The remaining contribution cycle is $350,000 per year for 2004 – 2005 and $500,000 per year for 2006 – 2010. The Trust is separate from the Business and not included in these combined financial statements since all amounts in the Trust accrue to the Aruban government. The environmental payments required through the term of the lease are included in the future minimum lease payments above.

Legal Proceedings
In March 2004, an arbitrator ruled on a dispute between the Business and the Aruban government related to the elimination of a “35% rule”. The 35% rule had provided for a 35% reduction in computing taxes on temporary expatriates’ salaries and wages. The arbitration agreement concluded that the 35% rule applied to both expatriate employees of the Business and expatriate employees of subcontractors through December 31, 2001, and was not available after that date. Based on the arbitration agreement, the Business estimated its obligation with respect to its expatriate employees. The Aruban government is beginning its process of evaluating which subcontractors also elected the 35% exclusion after 2001. In certain cases, the Business may have provided indemnification of these amounts to these subcontractors. The amounts, if any, the Business could be required to pay would be based on the Aruban government successfully recovering the amounts from the subcontractors and then these subcontractors seeking and obtaining reimbursement of such amounts from the Business. At December 31, 2003, the Business has accrued a liability totaling $7.9 million related to its expatriate employees and related to its potential obligation to expatriate employees of its subcontractors. Of this amount, $3.9 million is classified as a noncurrent liability.

El Paso Aruba Refining Business
Notes to Combined Financial Statements
December 31, 2003 and 2002

The Business is in a dispute regarding classification of certain goods and equipment that it believes are exempt from import duties under an agreement and related legislation. The Government of Aruba has filed for arbitration attempting to recover customs duties plus costs, fees and expenses of the proceeding, including attorneys’ fees. At December 31, 2003, the Business has accrued a liability of $4.7 million related to its estimated obligations.

The Business is a defendant or otherwise involved in a number of other lawsuits in the ordinary course of business. The ultimate liability with respect to these pending lawsuits is not expected to have a significant or material adverse effect on the Business’s combined financial position, results of operations or cash flows.